As filed with the Securities and Exchange Commission on November 21, 2001
                                                     Registration No. 333-70268
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                   POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8
                                   TO FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                            GLOBALSANTAFE CORPORATION
             (Exact name of registrant as specified in its charter)

        Cayman Islands                               98-0108989
        (State or other jurisdiction of              (I.R.S. Employer
        incorporation or organization)               Identification No.)

                             777 N. Eldridge Parkway
                            Houston, Texas 77079-4493

          (Address of principal executive offices, including zip code)
                          -----------------------------
         GlobalSanteFe Corporation 1998 Stock Option and Incentive Plan
   GlobalSantaFe Corporation 1994 Non-Employee Stock Option and Incentive Plan
           Global Marine 1990 Non-Employee Director Stock Option Plan
             Global Marine Inc. 1989 Stock Option and Incentive Plan
                           (Full titles of the plans)


                            James L. McCulloch, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                            GlobalSantaFe Corporation
                             777 N. Eldridge Parkway
                            Houston, Texas 77079-4493
                                 (281) 596-5100
 (Name, address and telephone number, including area code, of agent for service)

This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement relates to 4,708,423 ordinary shares, par value $0.01 per share (the "Ordinary Shares"), of GlobalSantaFe Corporation (the "Registrant"). Such shares are issuable to (1) holders of options to purchase shares of common stock, par value $0.10 per share, of Global Marine Inc. ("Global Marine Common Stock"), which were exercisable as of September 17, 2001 and through the date the merger of Global Marine Inc. ("Global Marine") with and into the Registrant (the "Merger") was expected to be completed and which were assumed by the Registrant upon the completion of the Merger on November 20, 2001 (the "Effective Time"),
(2) holders of performance stock grants under the 1998 Stock Option and Incentive Plan as of September 17, 2001 and through the date the Merger was expected to be completed and which were assumed by the Registrant at the Effective Time and (3) Robert E. Rose upon completion of the Merger and which were assumed by the Registrant at the completion of the Merger. These
Ordinary Shares were originally registered on the Registrant's Registration Statement on Form S-4 to which this is an amendment; accordingly, the registration fee in respect of such Ordinary Shares was paid at the time of the original filing of the Registration Statement relating to such Ordinary Shares.

                                Explanatory Note


              Pursuant to an Agreement and Plan of Merger, dated as of August 31, 2001 (the "Merger Agreement") among the Registrant, Silver Sub, Inc., Gold Merger Sub, Inc. ("Gold Merger Sub") and Global Marine, at the Effective Time
(i) Gold Merger Sub merged with and into Global Marine, with Global Marine as the surviving entity, (ii) Global Marine became an indirect, wholly owned subsidiary of the Registrant, (iii) each share of Global Marine Common Stock outstanding immediately prior to the Effective Time was converted into a right to receive 0.665 Ordinary Shares and (iv) Ordinary Shares, rather than shares of Global Marine Common Stock, became issuable pursuant to the following plans (the "Plans"):

              o    GlobalSantaFe Corporation 1998 Stock Option and Incentive
                   Plan

              o GlobalSanteFe Corporation 1994 Non-Employee Stock Option and Incentive Plan

              o    Global Marine 1990 Non-Employee Director Stock Option Plan

              o    Global Marine Inc. 1989 Stock Option and Incentive Plan

              The Registrant hereby amends its Registration Statement (the "Registration Statement") on Form S-4 (No. 333-70268), filed with the Securities and Exchange Commission, by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to 4,708,423 Ordinary Shares issuable upon the exercise of options pursuant to the provisions of the Plans.

                                     Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.       Plan Information.*

Item 2.       Registrant Information and Employee Plan Annual Information.*



















_________________________

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                     Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

              The following documents that the Registrant has filed with or furnished to the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference and made a part hereof:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (b) Quarterly Reports on Form 10-Q for the periods ended September 30, 2001, June 30, 2001 and March 31, 2001;

         (c) Current Report on Form 8-K filed with the Commission on November 20, 2001;

         (d) Current Report on Form 8-K filed with the Commission on October 9, 2001;

         (e) Current Report on Form 8-K filed with the Commission on September 4, 2001;

         (f) Current Report on Form 8-K filed with the Commission on March 13, 2001;

         (g) The Registrant's Registration Statement on Form S-4 filed with the Commission on October 12, 2001; and

         (h) The description of the Registrant's Ordinary Shares contained in its Registration Statement on Form F-1 dated May 14, 1997.

              The following documents filed with the Commission by Global Marine are hereby incorporated by reference into this Registration Statement:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2000; and

         (b) Quarterly Report on Form 10-Q for the period ended September 30, 2001.

              All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act (the "Exchange Act") subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

              Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.       Description of Securities.

              Not applicable.

Item 5.       Interests of Named Experts and Counsel.

              None.

Item 6.       Indemnification of Directors and Officers.

              Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud, willful neglect or willful default. The Registrant's amended articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of the Registrant to the fullest extent allowed by law.

              Article XXVII of the Registrant's amended and restated articles of association provides that:

              The Registrant will indemnify, except in respect of willful default or fraud, to the full extent at the date such articles of association were adopted or thereafter permitted by law, any person (including his heirs, executors and administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of his acting as, or having in the past acted as, a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Registrant (including his serving for, on behalf of or at the request of the Registrant as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Registrant) against any expense (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person (or his heirs, executors and administrators) in respect thereof. The Registrant shall advance the expenses of defending any such action, suit or proceeding (including appeals) in accordance with and to the full extent at the date such articles of association were adopted or thereafter permitted by law.

              The board of directors of the Registrant may, notwithstanding any interest of the directors in such action, authorize the Registrant to purchase and maintain insurance on behalf of any person described in Section 27.1(a) of
Article XXVII, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article XXVII.

              The provisions of Article XXVII will be applicable to all actions, claims, suits or proceedings made or commenced after the adoption of such articles of association, whether arising from acts or omissions to act occurring before or after the adoption of such articles of association. The provisions of
Article XXVII will be deemed to be a contract between The Registrant and each director, officer, employee or agent who serves in such capacity at any time while Article XXVII and the relevant provisions of the law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of Article XXVII shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect any other application of such provision or the validity of the remaining provisions thereof. The rights of indemnification and advancement of expenses provided in
Article XXVII shall neither be exclusive of, nor be deemed in limitation of, any rights to which any such officer, director, employee or agent may otherwise be entitled or permitted by contract, vote of shareholders or directors or otherwise, or as a matter of law, both as to actions in his official capacity and actions in any other capacity while holding such office, it being the policy of The Registrant that indemnification of the specified individuals, except in respect of willful default or fraud, shall be made to the fullest extent permitted by law.

              The Registrant maintains Directors and Officers Liability Insurance coverage that reimburses sums paid by the Registrant as indemnification to its directors and officers against specific liabilities. Except for some policy terms, conditions and exclusions, such Directors and Officers Liability Insurance covers losses that the insureds become legally obligated to pay because of claims first made against the insureds. These claims must be made during the policy period and result from wrongful acts that are actually or allegedly caused, committed or attempted by the insureds before the end of the policy period. Wrongful acts include any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insureds while acting in their individual or collective capacities as directors or officers.

              The Merger Agreement provides that following the Effective Time, the Registrant will cause Global Marine to indemnify, defend and hold harmless to the fullest extent permitted under applicable law, (1) each person who is, or has been at any time prior to the Effective Time, an officer or director of Global Marine or any of its subsidiaries or divisions, (2) each person who served as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Global Marine and (3) each person who is, or has been at any time prior to the Effective Time, a party to a written employee indemnification agreement with Global Marine or any subsidiary thereof, against all losses, claims, damages, liabilities, costs or expenses, including attorneys' fees, judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation that arises out of or pertains to actual or alleged acts or omissions by them in the capacities set forth in (1), (2) and (3) above, whether commenced, asserted or claimed prior to the Effective Time. In the event of such claim, action, suit, proceeding or investigation, the Registrant is required to cause Global Marine to pay, as incurred, the fees and expenses of counsel selected by the party to be indemnified, which counsel shall be reasonably acceptable to Global Marine, in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and cooperate in the defense of such matter, provided, however, Global Marine will not be liable for any settlement effected without its prior consent, which consent shall not be unreasonably withheld, and provided further that the Registrant and Global Marine will not be obligated to pay the fees and disbursements of more than one counsel for all those individuals described in
(1), (2) and (3) above in any single claim, action, suit, proceeding or investigation, unless in the good faith judgment of any such individuals, there is or may be a conflict of interests between two or more of such individuals, in which case there may be separate counsel for each similarly situated group.

              The Merger Agreement provides that the rights to indemnification will survive the merger and continue in full force and effect. The Merger Agreement also provides that for a period of six years after the Effective Time, the Registrant will maintain officers' and directors' liability insurance covering those individuals described in (1), (2) and (3) of the preceding paragraph who were covered prior to the Effective Time by officers' and directors' liability insurance policies maintained on terms substantially no less advantageous to those individuals than the existing Global Marine insurance, provided that the Registrant and Global Marine will not be required to pay annual premiums in excess of 150% of the last annual premium paid by Global Marine prior to the date of the Merger Agreement, in which case the Registrant and Global Marine will purchase as much coverage as is reasonably practicable for that amount.

              It is anticipated that the Registrant will be a party to indemnity agreements with its directors and certain of its executive officers who serve following the Effective Time. The Registrant is currently a party to indemnification agreements with its officers and directors who have served prior to the Effective Time. Under these agreements, the Registrant indemnifies persons against specific liabilities due to their service as directors and/or officers. However, the actions that are the basis for the liabilities must have been made in good faith and with a reasonable belief that the actions were not opposed to the Registrant's best interests. For criminal proceedings, the director or officer must have had reasonable cause to believe his conduct was lawful. The indemnity agreements are binding agreements that may not be modified unless by a signed writing executed by the Registrant and the indemnitee.

              For the undertaking with respect to indemnification, see Item 9 herein.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

              See Exhibit Index.

Item 9.       Undertakings.

              (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement;

         provided, however, that the undertakings set forth in paragraphs
         (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on November 21, 2001.



                                      GlobalSantaFe Corporation

                                       /s/ C. Stedman Garber, Jr.

                                       By:    /s/ C. Stedman Garber, Jr.
                                          --------------------------------------
                                          Name:   C. Stedman Garber, Jr.
                                          Title:  President and Chief Executive
                                                  Officer


              Pursuant to the requirements of the Securities Act of 1933, this Registration statement on Form S-8 has been signed by the following persons in the capacities indicated on the date indicated.


Name and Signature         Capacity                                Date


*                      Chairman of the Board of Directors      November 21, 2001
-------------------
Robert E. Rose


*                      President and Chief Executive Officer   November 21, 2001
-------------------    (Principal Executive Officer),
C. Stedman Garber, Jr. Director



*                      Vice President, Controller and          November 21, 2001
-------------------    Treasurer(Principal Accounting Officer)
James E. Oliver


*                      Senior Vice President and Chief         November 21, 2001
-------------------    Financial Officer (Principal
W. Matt Ralls          Financial Officer)


*                      Senior Vice President, General Counsel  November 21, 2001
-------------------    and Secretary (Authorized Representative
James L. McCulloch     in the United States)

Name and Signature     Capacity                                Date


*                      Director                                November 21, 2001
-------------------
Thomas W. Cason


*                      Director                                November 21, 2001
-------------------
C. Russell Luigs


*                      Director                                November 21, 2001
-------------------
Edward R. Muller


*                      Director                                November 21, 2001
-------------------
Paul J. Powers


*                      Director                                November 21, 2001
-------------------
Carroll W. Suggs


*                      Director                                November 21, 2001
-------------------
John L. Whitmire


*                      Director                                November 21, 2001
-------------------
Ferdinand A. Berger


*                      Director                                November 21, 2001
-------------------
Richard L. George


*                      Director                                November 21, 2001
-------------------
Stephen J. Solarz


*                      Director                                November 21, 2001
-------------------
Nader H. Sultan

Name and Signature     Capacity                                Date


*                      Director                                November 21, 2001
-------------------
Khaled R. Al-Haroon


*                      Director                                November 21, 2001
-------------------
Maha A.R. Razzuqi


*By: /s/ Seals M. McCarty
    ----------------------------------------
    Seals M. McCarty (Attorney-in-fact)

                                  EXHIBIT INDEX

Exhibit
Number        Description
-------       -----------

4.1 Agreement and Plan of Merger dated as of August 31, 2001, among Santa Fe International Corporation, Silver Sub, Inc., Gold Merger Sub, Inc. and Global Marine Inc. (incorporated by reference to
              Exhibit 2.1 to the Registration Statement on Form S-4 (Registration No. 333-70268)).

4.2 Amended and Restated Memorandum of Association of GlobalSantaFe Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (Registration No. 333-70268)).

4.3 Amended and Restated Articles of Association of GlobalSantaFe Corporation (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 (Registration No. 333-70268)).

4.4 GlobalSantaFe Corporation 1998 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 to Global Marine's Quarterly Report on Form 10-Q for the quarter ended March 31,
              1998), as amended by the First Amendment to the GlobalSantaFe Corporation 1998 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.2 to Global Marine's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

4.5           GlobalSantaFe Corporation 1994 Non-Employee Stock Option and
              Incentive Plan.

4.6 Global Marine 1990 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.1 to Global Marine Annual Report on Form 10-K for the year ended December 31, 1991), as amended by the First Amendment to the Global Marine 1990 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.1 to Global Marine Quarterly Report on Form 10-Q for the quarter ended June 30, 1995), and by the Second Amendment to the Global Marine 1990 Non-Employee Director Stock Option Plan (incorporated by reference to Exhibit 10.37 to Global Marine Annual Report on Form 10-K for the year ended December 31, 1996).

4.7 Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.6 to Global Marine's Annual Report on Form 10-K for the year ended December 31, 1988), as amended by the First Amendment to the Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to
              Exhibit 10.6 to Global Marine's Annual

              Report on Form 10-K for the year ended December 31, 1990), the Second Amendment to the Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.7 to Global Marine's Annual Report on Form 10-K for the year ended December 31, 1991), the Third Amendment to the Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to
              Exhibit 10.19 to Global Marine's Annual Report on Form 10-K for the year ended December 31, 1993), the Fourth Amendment to the Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.16 to Global Marine's Annual Report on Form 10-K for the year ended December 31, 1994), the Fifth Amendment to the Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 to Global Marine's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996) and the Sixth Amendment to the Global Marine Inc. 1989 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.18 to Global Marine's Annual Report on Form 10-K for the year ended December 31, 1996).

*5.1 Opinion of Maples and Calder as to the legality of the shares being registered.

*15.1 Awareness Letter of PricewaterhouseCoopers LLP, independent accountants of Global Marine.

*23.1         Consent of Ernst & Young LLP, independent auditors of the
              Registrant.

*23.2 Consent of PricewaterhouseCoopers LLP, independent accountants of Global Marine.

*23.3         Consent of Maples and Calder (included in exhibit 5.1).

*24           Powers of Attorney.






___________________

*   Filed herewith.